Exhibit 99.1

February 25, 2022	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Sets Record Date for
2022 Annual Meeting of Shareholders

TULSA, Okla. – Feb. 25, 2022 – ONE Gas, Inc. (NYSE: OGS) will hold its 2022 Annual Meeting of Shareholders as a virtual meeting only on Thursday, May 26, 2022, at 9 a.m. Central Daylight Time. The meeting will also be audio webcast on the ONE Gas website, www.onegas.com.

The record date for determining shareholders entitled to receive notice of the meeting and to vote is March 28, 2022.

Date:	Thursday, May 26, 2022, at 9 a.m. CDT
Virtual:	Register to virtually attend the live online Annual Meeting at http://www.proxydocs.com/ogs
Webcast:	Log on to the webcast at http://www.onegas.com/investors/events-and-presentations

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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